Exhibit 99.1
NEWS RELEASE

For further information contact:
Kirk J. Meche    David S. Schorlemer
Chief Executive Officer     Chief Financial Officer
713.714.6100    713.714.6106

FOR IMMEDIATE RELEASE
Thursday, October 26, 2017

GULF ISLAND FABRICATION, INC.
REPORTS THIRD QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $3.1 million ($0.21 basic and diluted loss per share) on revenue of $49.9 million for the three months ended September 30, 2017, compared to net income of $0.5 million ($0.04 basic and diluted earnings per share) on revenue of $65.4 million for the three months ended September 30, 2016 and a net loss of $10.9 million ($0.73 basic and diluted loss per share) on revenue of $45.9 million for the three months ended June 30, 2017. For the nine months ended September 30, 2017, the Company reported a net loss of $20.5 million ($1.38 basic and diluted loss per share) on revenue of $133.7 million compared to net income of $7.1 million ($0.48 basic and diluted earnings per share) on revenue of $230.9 million during the comparable 2016 period.

Kirk Meche, the Company's CEO and President, commented, "Results for the third quarter of 2017 are reflective of continuing suppressed market conditions along with revised estimates to complete two vessel construction projects within our Shipyards division. Additionally, we incurred holding costs of $1.1 million during the quarter related to our South Texas facilities which are for sale. Year-to-date holding costs in South Texas were $3.6 million plus another $1.9 million in depreciation which was incurred during the first quarter."

"As stated in prior earnings calls, we are focused on managing our balance sheet and rebuilding contract backlog in new markets. Our revenue backlog of $251.7 million has remained comparable to our last quarter which includes new awards from our Services and Shipyards divisions and is at its highest level in over three years. The majority of our backlog remains in markets primarily outside of oil and gas."

He continued, "On August 25, 2017, our South Texas facilities were impacted by Hurricane Harvey, which made landfall as a category 4 hurricane. We are working diligently with our insurance agents and adjusters to finalize the estimated damages. Based upon our initial assessment of the damages and insurance coverage, we believe that there is no basis to record a net loss at this time."

The Company had revenue backlog of $251.7 million and labor backlog of approximately 1.6 million labor hours at September 30, 2017, compared to revenue backlog of $251.0 million and labor backlog of 1.7 million labor hours reported as of June 30, 2017.

	September 30, 2017	December 31, 2016
	(in thousands)

Cash and cash equivalents	$17,792	$51,167
Total current assets	209,608	113,360
Property, plant and equipment, net	90,989	206,222
Total assets	303,380	322,408
Total current liabilities	45,639	35,348
Total shareholders’ equity	243,847	263,032

Our balance sheet position at September 30, 2017, includes $17.8 million in cash, no debt, and working capital of $164.0 million which includes $107.0 million in assets held for sale, primarily related to our South Texas assets. We continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas industry downturn and further expand our efforts to secure additional project awards in markets with greater demand.

Declaration of Quarterly Dividend

The Company's board of directors declared a dividend of $0.01 per share on Gulf Island Fabrication, Inc.’s approximately 14.9 million shares of common stock outstanding. The dividend was declared during a regular meeting of the board held on October 26, 2017, and is payable November 24, 2017, to shareholders of record on November 10, 2017.

Quarterly Earnings Conference Call

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 27, 2017, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2017. The call is being webcast through CCBN and can be accessed at Gulf Island's website at http://www.gulfisland.com. Participants may also join the conference call by dialing 1.866.564.2842 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our website two hours after the call and ending November 3, 2017.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. The Company is currently fabricating complex modules for the construction of a new petrochemical plant, completing newbuild construction of a technologically advanced offshore support and two multi-purpose service vessels and recently fabricated wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest lift boats servicing the Gulf of Mexico ("GOM"), one of the deepest production jackets in the GOM and the first SPAR fabricated in the United States. The Company’s customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and Aransas Pass and Ingleside, Texas.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Revenue (1)	$49,884	$45,868	$65,384	$133,745	$230,864
Cost of revenue	50,378	57,488	60,125	150,755	205,839
Gross profit (loss)	(494)	(11,620)	5,259	(17,010)	25,025
General and administrative expenses	4,370	4,640	5,086	12,940	14,633
Asset impairment	—	—	—	389	—
Operating income (loss)	(4,864)	(16,260)	173	(30,339)	10,392
Other income (expense):
Interest expense	(45)	(158)	(110)	(262)	(248)
Interest income	—	12	12	12	20
Other income, net	38	(266)	599	(221)	1,039
Total other income (expense)	(7)	(412)	501	(471)	811
Income (loss) before income taxes	(4,871)	(16,672)	674	(30,810)	11,203
Income taxes (benefit) (2)	(1,761)	(5,749)	133	(10,322)	4,134
Net income (loss)	$(3,110)	$(10,923)	$541	$(20,488)	$7,069
Per share data:
Basic and diluted earnings (loss) per share - common shareholders	$(0.21)	$(0.73)	$0.04	$(1.38)	$0.48
Cash dividend declared per common share	$0.01	$0.01	$0.01	$0.03	$0.03
________________

(1)
Revenue includes non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the 2016 shipyard asset acquisition of $0.5 million, $0.3 million, and $1.5 million for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016 and $2.4 million and $4.1 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)
We adopted Accounting Standards Update (ASU) No. 2016-09 on January 1, 2017, which requires the recognition of the excess tax benefit or deficiency related to the difference between the deduction for tax purposes and the compensation cost recognized for financial reporting purposes created when stock grants vest as an income tax benefit or expense in the Company’s statement of income. Under previous GAAP, this difference was recognized in additional paid-in capital.

Operating Segments
Backlog (in thousands)

Segments	September 30, 2017		December 31, 2016
	$'s (1)	Labor hours	$'s	Labor hours
Fabrication	$29,554	254	$65,444	707
Shipyards	200,909	1,045	59,771	457
Services	21,918	265	7,757	101
Intersegment eliminations	(649)	—	—	—
Total backlog (1)	$251,732	1,564	$132,972	1,265

__________

(1)
We exclude suspended projects from contract backlog when they are expected to be suspended more than twelve months because resumption of work and timing of revenue recognition for these projects are difficult to predict.

Results of Operations (in thousands, except percentages)

During the three and nine months ended September 30, 2017, management reduced its allocation of corporate administrative costs and overhead expenses to its operating divisions such that a significant portion of its corporate expenses are retained in its non-operating Corporate division. In addition, it has also allocated certain personnel previously included in the operating divisions to the Corporate division. In doing so, management believes that it has created a fourth reportable segment with each of its three operating divisions and its Corporate division each meeting the criteria of reportable segments under GAAP. During the three and nine months ended September 30, 2016, we allocated substantially all of our corporate administrative costs and overhead expenses to our three operating divisions. We have recast our 2016 segment data below in order to conform to the current period presentation. Our results of our operations by segment for the three and nine months ended September 30, 2017, and 2016, are presented below (in thousands, except for percentages).

Fabrication	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$18,318	$22,311	$42,517	$70,436
Gross profit (loss)	1,250	601	216	4,564
Gross profit (loss) percentage	6.8%	2.7%	0.5%	6.5%
General and administrative expenses	778	885	2,432	2,821
Operating income (loss)	472	(284)	(2,216)	1,743

Shipyards	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue (1)	$15,074	$23,060	$51,798	$86,553
Gross profit (loss) (1)	(3,504)	1,945	(19,061)	9,742
Gross profit (loss) percentage	(23.2)%	8.4%	(36.8)%	11.3%
General and administrative expenses	888	1,468	2,835	4,218
Asset impairment	—	—	389	—
Operating income (loss) (1)	(4,392)	477	(22,285)	5,524

Services	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$17,651	$20,928	$43,758	$76,179
Gross profit (loss)	1,912	2,918	2,335	11,158
Gross profit (loss) percentage	10.8%	13.9%	5.3%	14.6%
General and administrative expenses	695	943	2,008	2,462
Operating income	1,217	1,975	327	8,696

Corporate	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Gross profit (loss)	(152)	(205)	(500)	(439)
Gross profit (loss) percentage	n/a	n/a	n/a	n/a
General and administrative expenses	2,009	1,790	5,665	5,132
Operating income	(2,161)	(1,995)	(6,165)	(5,571)
____________

(1)
Revenue includes non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the 2016 shipyard asset acquisition of $510,000 and $1.5 million for the three months ended September 30, 2017 and 2016 and $2.4 million and $4.1 million for the nine months ended September 30, 2017 and 2016, respectively.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, in thousands)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(20,488)	$7,069
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Bad debt expense	19	422
Depreciation and amortization	10,141	19,262
Amortization of deferred revenue	(2,397)	(4,114)
Asset impairment	389	—
Loss (gain) on sale of assets	224	(924)
Deferred income taxes	(10,235)	3,651
Compensation expense - restricted stock	2,636	2,452
Changes in operating assets and liabilities:
Contracts receivable and retainage	(5,363)	22,287
Contracts in progress	(15,981)	(5,834)
Prepaid expenses, inventory, and other assets	(26)	1,050
Accounts payable	12,436	(13,654)
Advance billings on contracts	390	(20)
Deferred revenue	(5,825)	(8,928)
Deferred Compensation	590	—
Accrued expenses and other liabilities	2,336	4,713
Accrued contract losses	1,595	(8,001)
Net cash (used in) provided by operating activities	(29,559)	19,431
Cash flows from investing activities:
Capital expenditures	(4,515)	(5,415)
Net cash received in acquisition	—	1,588
Proceeds on the sale of equipment	2,120	5,813
Net cash (used in) provided by investing activities	(2,395)	1,986
Cash flows from financing activities:
Tax payments made on behalf of employees from withheld, vested shares of common stock (1)	(885)	(163)
Payment of financing costs	(88)	—
Payment of dividends on common stock	(448)	(440)
Proceeds received from borrowings under our line of credit	2,000	—
Repayments of debt	(2,000)	—
Net cash (used in) provided by financing activities	(1,421)	(603)
Net change in cash and cash equivalents	(33,375)	20,814
Cash and cash equivalents at beginning of period	51,167	34,828
Cash and cash equivalents at end of period	$17,792	$55,642
_____________

(1)
We adopted Accounting Standards Update (ASU) No. 2016-09 on January 1, 2017, which clarifies that cash paid by the Company to taxing authorities on behalf of an employee from the value of withheld vested shares should be classified as a financing activity in the Company’s statement of cash flows. We have reported $0.9 million within financing activities within our Statement of Cash Flows for the nine months ended September 30, 2017, and reclassified $0.2 million from cash used in operating activities to cash used in financing activities for the nine months ended September 30, 2016, to conform with the current period presentation.